Exhibit 8.1

June 7, 2005

Chase Manhattan Bank USA, National Association

White Clay Center Building 200

Newark, Delaware 19801

Re:	The Issuance of
$600,000,000 of Class A-1 3.49% Asset Backed Notes,
and the Issuance and Sale of
$540,000,000 of Class A-2 3.72% Asset Backed Notes,
$790,000,000 of Class A-3 3.87% Asset Backed Notes,
$240,900,000 of Class A-4 3.98% Asset Backed Notes, and
$50,360,000 of 4.04% Asset Backed Certificates by
Chase Auto Owner Trust 2005-A

Ladies and Gentlemen:

We have acted as United States federal tax counsel for Chase Bank USA, National Association, a national banking association organized under the laws of the United States (the “Seller”), in connection with the issuance of (i) $600,000,000 of Class A-1 3.49% Asset Backed Notes (the “Class A-1 Notes”), (ii) $540,000,000 of Class A-2 3.72% Asset Backed Notes (the “Class A-2 Notes), (iii) $790,000,000 of Class A-3 3.87% Asset Backed Notes (the “Class A-3 Notes”), (iv) $240,900,000 of Class A-4 3.98% Asset Backed Notes (the “Class A-4 Notes”) (collectively, the “Notes”) and (v) $50,360,000 of 4.04% Asset Backed Certificates (the “Certificates” and, together with the Notes, the “Securities”), by Chase Auto Owner Trust 2005-A, a business trust organized under the Statutory Trust Statute of the State of Delaware (the “Trust”), pursuant to: (a) with respect to the Notes, the Indenture, dated as of May 26, 2005 (the “Indenture”), between the Trust and Wells Fargo Bank, National Association, as trustee (the “Indenture Trustee”); and (b) with respect to the Certificates, the Amended and Restated Trust Agreement, dated as of May 26, 2005 (the “Trust Agreement”), between the Seller and Wilmington Trust Company, as owner trustee (the “Owner Trustee”). The Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes (collectively, the “Offered Notes”) and the Certificates will be offered for sale to investors pursuant to the Prospectus Supplement, dated June 7, 2005 (the “Prospectus Supplement”) to the Prospectus dated June 6, 2005 (the “Prospectus”).

June 7, 2005

All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning assigned to such terms in the Prospectus Supplement.

In delivering this opinion, we have examined: (i) the Registration Statement on Form S-3 (File No. 333-109768), filed by the Seller with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), as it became effective under the Act, (ii) the Prospectus, (iii) the form of Prospectus Supplement, (iv) the form of Indenture, (v) the Trust Agreement, (vi) the form of Sale and Servicing Agreement to be dated as of May 26, 2005 (the “Sale and Servicing Agreement”) between the Seller and the Trust, (v) the forms of the Securities and (vii) the representation letter to us from the Seller dated June 7, 2005 (the “Representation Letter”). We also have examined such other documents, papers, statutes and authorities as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

As to certain matters of fact relevant to the opinions hereinafter expressed, we assumed the representations and warranties to be set forth in the Indenture, the Trust Agreement and the Sale and Servicing Agreement are true and accurate. In addition, we have relied on certain representations made to us by the Seller in the Representation Letter.

On the basis of the foregoing and assuming, with your permission, that (i) the Trust is formed and maintained in accordance with the discussion set forth in the Prospectus and the Prospectus Supplement and is operated in compliance with the terms of the Trust Agreement, (ii) the terms of the Indenture, the Trust Agreement and the Sale and Servicing Agreement are not amended, (iii) the representations made in the Representation Letter are true and accurate in all material respects, and (iv) the aggregate amount of the Late Fees received or accrued each year by the Trust on, or with respect to, the Receivables will be equal to, or less than, five percent (5%) of the aggregate amount of the Late Fees and interest or other income accrued or received by the Trust on, or with respect to, the Receivables each such year, we hereby confirm (a) our opinions (the “Prospectus Opinions”) set forth in the Prospectus Supplement under the caption “Material Federal Income Tax Consequences” and (b) that, subject to the qualifications set forth therein, the statements set forth in the Prospectus Supplement under the caption “Material Federal Income Tax Consequences,” insofar as such statements purport to constitute summaries of the United States federal tax law regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters discussed therein in all material respects.

We express no opinion with respect to the transactions referred to herein and in the Prospectus or the Prospectus Supplement other than as expressly set forth herein. The Prospectus Opinions are not binding on the Internal Revenue Service (“IRS”) and the IRS could disagree with the Prospectus Opinions. Although we believe that the Prospectus Opinions we express herein would be sustained if challenged, there can be no assurance that this will be the case.

Our opinions are based upon the Code, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof.

June 7, 2005

Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion letter is rendered to you in connection with the above described transaction. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Seller’s current report on Form 8-K to be dated June 7, 2005.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP